Exhibit 99.1

GFI Group Inc. Announces Record First Quarter 2007 Results

—              GAAP Revenues: Up 29% to $240.3 Million

—              GAAP Net Income: Up 45% to $24.7 Million or $0.84 per Diluted Share

—              Non-GAAP Net Income: Up 32% to $25.3 Million or $0.86 per Diluted Share

New York, May 2, 2007 — GFI Group Inc. (Nasdaq: GFIG), an inter-dealer brokerage, market data and analytical software provider for global cash and derivative markets, today announced financial results for the first quarter ended March 31, 2007.

Highlights

•                  Total revenues increased 29% to $240.3 million compared with $185.6 million in the first quarter of 2006.

•                  Brokerage revenues rose 31% over the 2006 first quarter, with growth in all product categories — credit, financial, equity and commodity, which increased 19%, 14%, 36% and 81% respectively. All geographic regions demonstrated strong increases in brokerage revenues from the first quarter of 2006.

•                  Brokerage revenues from credit derivative transactions, which are included in GFI’s credit products category, increased 26% for the first quarter of 2007 compared with the same period of 2006.

•                  There were a total of 990 brokerage personnel at March 31, 2007, representing a net increase of 182 brokerage personnel from the first quarter of 2006 and a gain of 58 from the fourth quarter of 2006.

•                  Commodity product revenues and personnel totals for the first quarter of 2007 benefited from the acquisition of the North American brokerage operations of Amerex Energy on October 1, 2006.

•                  Compensation and employee benefits expense, as a percentage of revenues, was 63.0% for the first quarter of 2007 in line with the first and fourth quarters of 2006.

•                  Non-compensation expense as a percentage of revenues was 19.8% for the first quarter of 2007 compared with 21.3% in first quarter of 2006 and 26.1% for the fourth quarter of 2006.  On a non-GAAP basis, non-compensation expense as a percentage of revenues was 19.4% for the first quarter of 2007 compared with 20.1% for the first quarter of 2006 and 24.4% for the 2006 fourth quarter.

•                  Net income for the first quarter of 2007 increased 45% to $24.7 million, or $0.84 per diluted share, compared with the first quarter of 2006.  On a non-GAAP basis, first quarter of 2007 net income rose 32% to $25.3 million, or $0.86 per diluted share, compared with the first quarter of 2006.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “Our record first quarter results reflect the diversity and balance of our product mix enhanced by strong volatility in specific markets, our recent acquisitions, the continued success of our electronic trading platforms in Europe and the cost containment measures we have taken to improve our operating leverage, which became more evident in the quarter.

“We achieved strong revenue growth in all product categories, led by commodities, which increased 81% year-over-year and included the contribution from our new Amerex subsidiary, strong growth in European energy products, as well as oil and petroleum market volatility stemming from tensions between Iran and Britain in the Persian Gulf later in the quarter.

“Our strong presence in equities enabled us to benefit from volatility spikes in world stock markets in the first quarter of 2007, resulting in a 36% increase in our equity product revenues.  This was accompanied by a correlated volatility spike in global credit markets, which contributed to the 26% first quarter increase in revenues from credit derivatives, our largest product category.  The 14% increase in financial product revenues resulted, in part, from trading activity driven by economic, inflationary and interest rate uncertainty.

“Our non-compensation expense as a percentage of revenues declined in the first quarter of 2007 compared with both the first and fourth quarters of 2006, demonstrating operating leverage in our business and the progress of our ongoing effort to control costs.

 “As a result, our net income growth outpaced our revenue growth in first quarter of 2007, with net income rising 45% on a 29% revenue increase under GAAP and non-GAAP net income increasing 32% on a 29% increase in non-GAAP revenues.

“We expect our strong momentum to continue in the second quarter, with brokerage revenues expected to increase between 20% and 25% compared with the second quarter of 2006.”

Revenues

For the first quarter of 2007, total revenues were $240.3 million, representing an increase of 29% from GAAP revenues of $185.6 million and a 29% increase from non-GAAP revenues of $186.9 million reported in the first quarter of 2006.  The non-GAAP revenues for the first quarter of 2006 exclude the effect of foreign exchange collars described below.

Brokerage revenues rose 31% to $232.9 million in the first quarter of 2007 and included a 19% increase in credit products, a 14% increase in financial products, a 36% increase in equity products and an 81% increase in commodity products, in each case, compared with the first quarter of 2006.  First quarter 2007 commodity product revenues included the contribution of the North American brokerage operations of Amerex Energy, which GFI acquired on October 1, 2006.

Revenues from analytics and data products rose 3% to $5.3 million in the first quarter of 2007 from $5.2 million in the same period of 2006.

By geographic region, first quarter 2007 brokerage revenue growth was evenly dispersed, with increases of 29% in North America, 33% in Europe and 32% in Asia Pacific over the first quarter of 2006.

Expenses

For the first quarter of 2007, compensation and employee benefits expense was $151.5 million or 63.0% of total revenues compared with $116.8 million or 63.0% of total revenues in the first quarter of 2006 and $122.5 million or 63.1% of total revenues in the 2006 fourth quarter.  On a non-GAAP basis, compensation and employee benefits expense also represented 63.0% of total revenues for the 2007 first quarter versus 62.5% in the first quarter of 2006 and 62.7% in the 2006 fourth quarter.

Non-compensation expense for the first quarter of 2007 was $47.7 million or 19.8% of total revenues compared with $39.5 million or 21.3% of total revenues in the first quarter of 2006 and $50.6 million or 26.1% of total revenues in the fourth quarter of 2006.  On a non-GAAP basis, non-

compensation expense for the first quarter of 2007 was 19.4% of total revenues compared with 20.1% in the 2006 first quarter and 24.4% in the 2006 fourth quarter.

Earnings

On a GAAP basis, net income for the first quarter of 2007 rose 45% to $24.7 million, or $0.84 per diluted share, compared with $17.0 million, or $0.59 per diluted share, in the first quarter of 2006.  On a non-GAAP basis, GFI’s first quarter 2007 net income increased 32% to $25.3 million, or $0.86 per diluted share, compared with $19.1 million, or $0.66 per diluted share, in the first quarter of 2006.  The non-GAAP amounts exclude non-operating or non-recurring items as summarized under “Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP operating income, non-GAAP net income and non-GAAP diluted earnings per share.  These non-GAAP financial measures currently exclude amortization of acquired intangibles and certain other items that management views as non-operating or non-recurring from the Company’s statement of income as detailed below.

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.  It should be noted that, upon review, GFI management now considers interest charges on acquisition funding to be an item that should be included in the calculation of non-GAAP net income.  Therefore, interest charges for the Amerex acquisition that were not included in our calculation of non-GAAP net income for the fourth quarter of 2006 are now included as an expense in our calculation of non-GAAP net income for the first quarter of 2007.  The acquisition funding interest expense related to the Amerex acquisition was $0.9 million before tax in the first quarter of 2007.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the first quarter of 2007, there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income was $0.6 million and reflected for non-GAAP purposes:

•                  The exclusion of $1.0 million of amortization on all acquired intangible assets.

•                  The effect of adjusting for this item would increase the Company’s income tax expense by $0.4 million.

The difference between GAAP and non-GAAP amounts for the first quarter of 2006 reflected the exclusion for non-GAAP purposes of:

•                  A $1.3 million loss reclassified from accumulated other comprehensive loss into other income due to foreign exchange collars.  In the first quarter of 2005, GFI discontinued hedge accounting for a foreign exchange collar because the rates on the contract were renegotiated, resulting in a termination of the contract and the execution of a new contract. The new contract did not qualify for hedge accounting, resulting in all unrealized gains and losses on the contract being recorded directly to earnings. The new contract was settled on June 30, 2005 for a net realized gain of $1.1 million. Unrealized losses on the original contract remained in accumulated other comprehensive loss on the balance sheet and were reclassified into earnings over the term of the original contract. As of December 31, 2006, there was no remaining unrealized loss to be recognized.

•                  The exclusion of $0.4 million of amortization on all acquired intangible assets.

•                  The exclusion of $0.8 million of costs incurred by the Company relating to its first year of compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 which management believes are in excess of those costs that will be required for continued compliance.

•                  A $0.8 million accrual for the remaining rent and related charges for the Company’s vacated London office.

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $1.1 million.

Recent Events

On April 13, 2007, GFI entered into an agreement to acquire the assets of the retail energy procurement and consulting business of GSE Consulting L.P., an affiliate of Gulf States Energy, a privately-held, energy commodities firm, based in Dallas, Texas. The transaction is expected to close in the second quarter of 2007, subject to standard closing conditions.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. (Eastern Time) on Thursday, May 3, 2007 to review its first quarter 2007 financial results and business outlook. Those wishing to listen to the live conference via telephone should dial 866-541-8087 in North America and +1 706-679-5686 in Europe and ask for the “GFI Group” conference call.  A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the Investor Relations page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (www.GFIgroup.com) is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,500 people with additional offices in London, Paris, Hong Kong, Tokyo, Singapore, Seoul, Sydney, Englewood (NJ), and Sugar Land (TX). GFI provides services and products to over 2,000 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFI™, GFInet®, CreditMatch®, Starsupply®, Amerex® and FENICS®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
GFI Group Inc.	Comm-Partners LLC

Christopher Giancarlo	June Filingeri
Executive Vice President—Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com
Chris Ann Casaburri
Investor Relations Manager
212-968-4167
chris.casaburri@gfigroup.com
Media Contact:
GFI Group Inc.
Alan Bright
Public Relations Manager
011-44-20-7877-8049
alan.bright@gfigroup.co.uk

— FINANCIAL TABLES FOLLOW —

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended
	March 31,
	2007	2006
REVENUES:
Brokerage revenues:
Agency commissions	$184,525	$136,910
Principal transactions	48,377	41,060
Total brokerage revenues	232,902	177,970
Analytics and market data	5,326	5,194
Interest income	2,102	2,233
Other income	(13)	191
Total revenues	240,317	185,588

EXPENSES:
Compensation and employee benefits	151,508	116,845
Communications and market data	10,456	7,653
Travel and promotion	8,836	7,531
Rent and occupancy	5,561	5,613
Depreciation and amortization	5,227	3,836
Professional fees	3,569	4,044
Clearing fees	7,529	5,477
Interest	1,849	1,752
Other expenses	4,649	3,556
Total expenses	199,184	156,307

INCOME BEFORE PROVISION FOR INCOME TAXES	41,133	29,281

PROVISION FOR INCOME TAX	16,453	12,298

NET INCOME	$24,680	$16,983

Basic earnings per share	$0.86	$0.61
Diluted earnings per share	$0.84	$0.59

Weighted average shares outstanding - basic	28,794,199	28,041,598

Weighted average shares outstanding - diluted	29,527,813	28,957,497

GFI Group Inc. and Subsidiaries
Consolidated Statement of Operations
As a Percentage of Total Revenues

	Three Months Ended March 31,
	2007	2006
REVENUES:
Brokerage revenues:
Agency commissions	76.8%	73.8%
Principal transactions	20.1%	22.1%
Total brokerage revenues	96.9%	95.9%
Analytics and market data	2.2%	2.8%
Interest income	0.9%	1.2%
Other income	0.0%	0.1%
Total revenues	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	63.0%	63.0%
Communications and market data	4.4%	4.1%
Travel and promotion	3.7%	4.1%
Rent and occupancy	2.3%	3.0%
Depreciation and amortization	2.2%	2.1%
Professional fees	1.5%	2.2%
Clearing fees	3.1%	3.0%
Interest	0.8%	0.9%
Other expenses	1.9%	1.9%
Total expenses	82.9%	84.3%

INCOME BEFORE PROVISION FOR INCOME TAXES	17.1%	15.7%

PROVISION FOR INCOME TAX	6.8%	6.6%

NET INCOME	10.3%	9.1%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2007	2006

Brokerage Revenues by Product Categories:
Credit	84,811	$71,273
Financial	45,001	39,488
Equity	56,383	41,459
Commodity	46,707	25,750

Total brokerage revenues	232,902	177,970

Brokerage Revenues by Geographic Region:
North America	107,199	$83,328
Europe	107,497	80,889
Asia-Pacific	18,206	13,753

Total brokerage revenues	232,902	177,970

	March 31,	December 31,
	2007	2006

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$168,249	$181,484
Total assets (1)	878,894	699,609
Total debt, including current portion	75,430	90,253
Shareholders’ equity	357,658	330,469

Selected Statistical Data:
Brokerage personnel headcount (2)	990	932
Employees	1,510	1,438
Number of brokerage desks (3)	186	175
Broker productivity for the period (4)	$237	$198

(1)             Total assets include receivables from brokers, dealers and clearing organizations of $328.6 million and $174.7 million at March 31, 2007 and December 31, 2006, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)             Brokerage personnel headcount includes brokers, trainees and clerks.

(3)             A brokerage desk is defined as one or more individual brokers working together at a single location that provide brokerage services with respect to one or more specific financial instruments. Brokerage desks in different locations are considered separate desks even if they focus on the same financial instrument..

(4)             Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)
(In thousands except per share data)

	Three Months Ended
	March 31,
	2007	2006

GAAP revenues	$240,317	$185,588
Hedge contracts (a)	—	1,327
Non-GAAP revenues	240,317	186,915

GAAP expenses	199,184	156,307
Non-operating adjustments:
Amortization of intangibles	(1,024)	(362)
Excess SOX costs for initial year	—	(792)
Lease termination costs	—	(801)
Total (b)	(1,024)	(1,955)
Non-GAAP operating expenses	198,160	154,352

GAAP income before income tax provision	41,133	29,281

Sum of reconciling items = (a) - (b)	1,024	3,282
Non-GAAP income before income tax provision	42,157	32,563

GAAP income tax provision	16,453	12,298
Income tax benefit on non-operating loss (c)	410	1,123
Non-GAAP income tax provision	16,863	13,421

GAAP net income	24,680	16,983
Sum of reconciling items = (a) - (b) - (c)	615	2,159
Non-GAAP net income	$25,295	$19,142

GAAP basic net income per share	$0.86	$0.61
Basic non-operating income per share	$0.02	$0.07
Non-GAAP basic net income per share	$0.88	$0.68
GAAP diluted net income per share	$0.84	$0.59
Diluted non-operating income per share	$0.02	$0.07
Non-GAAP diluted net income per share	$0.86	$0.66